Exhibit 10.5

ARTICLES OF AMENDMENT

As adopted by the Board of Directors of the Company on                                  and by a majority of the shareholders of the Company pursuant to an action taken at a meeting of such shareholders on                         , 2007, the number of votes cast being sufficient for approval

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATIONS OF

DEVCON INTERNATIONAL CORP.

Devcon International Corp. (the “Company”), a corporation organized and existing under the Florida Business Corporation Act (the “FBCA”), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, of the Company, and pursuant to Section 607.1006 of the FBCA, the Board of Directors of the Company (a) is authorized to issue preferred stock, par value $0.10 per share, of the Company (“Preferred Stock”) in one or more series and to designate the powers, preferences, relative rights, qualifications, limitations and restrictions relating to the shares of each such series, and (b) has adopted resolutions (i) designating forty-five thousand (45,000) shares of the Company’s previously authorized Preferred Stock as “Series A Convertible Preferred Stock,” par value $0.10 per share (the “Preferred Shares”), and (ii) providing for the designations, powers, preferences and relative, optional or other rights, and the qualifications, limitations or restrictions thereof, as follows:

RESOLVED, that the Company is authorized to issue up to forty-five thousand (45,000) shares of Series A Convertible Preferred Stock, par value $0.10 per share, which shall have the following designations, powers, preferences, relative rights, qualifications, limitations and restrictions (with certain defined terms set forth in Section 2(a) below):

(1) Dividends. The holders of the Preferred Shares (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive dividends (“Dividends”) payable on the Stated Value (as defined below) of such Preferred Share at the Dividend Rate (as defined below). Dividends on the Preferred Shares shall commence accruing on the Initial Issuance Date and shall be computed on the basis of a 360-day year consisting of twelve 30-day months and shall be payable in arrears for each Calendar Quarter on the first day of the succeeding Calendar Quarter during the period beginning on the Initial Issuance Date and ending on, and including, the Maturity Date and shall be due and payable on each Conversion Date by inclusion in the applicable Conversion Amount (as defined below) (each, an “Dividend Date”) with the first Dividend Date being April 1, 2006. Prior to the payment of Dividends on a Dividend Date, Dividends on the Preferred Shares shall accrue at the Dividend Rate. If a Dividend Date is not a Business Day (as defined below), then the Dividend shall be due and payable on the Business Day immediately following such Dividend Date. Dividends shall be payable, at the option of the Company, either (I) by adding such Dividends to the Stated Value of each Preferred Share as of such Dividend Date (the “Capitalized Dividends”) or (II) in cash, provided that the Dividends which accrued during any period shall be payable as Capitalized Dividends only if the Company indicates that the Dividend will be paid in Capitalized

Dividends in the Dividend Notice (as defined below). At least twenty-five (25) Trading Days prior to the applicable Dividend Date (the “Dividend Notice Date”), the Company shall provide written notice (the “Dividend Notice”) to each Holder of Preferred Shares either indicating that the Dividend is to be paid in Capitalized Dividends or confirming that the Dividend shall be paid in cash.

(2) Conversion of Preferred Shares. Preferred Shares shall be convertible into shares of Common Stock on the terms and conditions set forth in this Section 2.

(a) Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(i) “Additional Amount” means, on a per Preferred Share basis, the product of (x) the result of the following formula: (Dividend Rate)(N/360) and (y) the Stated Value.

(ii) “Approved Share Plan” means any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, officer, consultant or director for services provided to the Company.

(iii) “Bloomberg” means Bloomberg Financial Markets.

(iv) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(v) “Calendar Quarter” means each of the following periods: the period beginning on and including January 1 and ending on and including March 31; the period beginning on and including April 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including September 30; and the period beginning on and including October 1 and ending on and including December 31.

(vi) “CapitalSource Credit Agreements” means (i) that certain Credit Agreement, dated November 10, 2005, by and among the Devcon Security Holdings, Inc., Devcon Security Services Corp., Coastal Security Company, Coastal Security Systems, Inc., Central One, Inc. and CapitalSource Finance LLC, as amended from time to time, (ii) that certain Guaranty, dated as of November 10, 2005, by the Company to and for the benefit of CapitalSource Finance LLC and (iii) any agreements relating to the foregoing.

(vii) “Change of Control” means any Fundamental Transaction other than (A) any reorganization, recapitalization or reclassification in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

(viii) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 2(d)(vii). All such determinations to be appropriately adjusted for any share dividend, share split, share combination or other similar transaction during the applicable calculation period.

(ix) “Common Stock” means the common stock of the Company, par value $0.10 per share.

(x) “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 2(f)(i)(A) and 2(f)(i)(B) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock owned or held by or for the account of the Company or issuable upon conversion of the Preferred Shares.

(xi) “Conversion Amount” means the sum of (1) the Additional Amount and (2) the Stated Value.

(xii) “Conversion Price” means, with respect to the Preferred Shares, as of any Conversion Date or other date of determination, $6.75, subject to adjustment as provided herein.

(xiii) “Convertible Securities” means any shares or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.

(xiv) “Conversion Shares” means any shares of Common Stock issued or issuable upon conversion of the Preferred Shares.

(xv) “Default Conversion Price” means as of any date of determination, the product of (x) 90% and (y) the lowest Closing Bid Price during the three (3) Trading Days ending on and including such date of determination.

(xvi) “Dividend Rate” means (x) ten percent (10.0%) per annum and (y) for the period from and after the occurrence of a Triggering Event through such time that such Triggering Event is cured, the fifteen percent (15%) per annum.

(xvii) “Eligible Market” means the Principal Market, NYSE, The NASDAQ Global Select Market, The NASDAQ Global Market, The NASDAQ Capital Market, or The American Stock Exchange.

(xviii) “Equity Conditions” means: (i) on each day during the period beginning ninety-five (95) days prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), either (x) any Registration Statement (as defined in the Registration Rights Agreement, the “Registration Statement”) required to be filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of all of the Registrable Securities to the extent required by and in accordance with the terms of the Registration Rights Agreement and there shall not have been any Grace Periods (as defined in the Registration Rights Agreement) or (y) all shares of Common Stock issuable upon conversion of the Preferred Shares and the exercise of Warrants shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; (ii) on each day during the Equity Conditions Measuring Period, the Common Stock is designated for quotation on the Principal Market and shall not have been suspended from trading on such exchange or market (other than suspensions of not more than two days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall proceedings for such delisting or suspension by such exchange or market have been commenced threatened or pending either (A) in writing by such exchange or market (other than with respect to those issues set forth on the Company’s Current Report on Form 8-K, dated as of January 25, 2006) or (B) by falling below the minimum listing maintenance requirements of such exchange or market; (iii) on each day during the Equity Conditions Measuring Period, the Company shall have delivered Conversion Shares upon conversion of the Preferred Shares and Common Stock upon exercise of the Warrants to the Holders on a timely basis as set forth in Section 2(c)(ii) hereof and Section 1(a) of the Warrants; (iv) any applicable shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Section 5 hereof, Section 14 hereof or the rules or regulations of the applicable Principal Market; (v) during the Equity Conditions Measuring Period, the Company shall not have failed to timely make any payments within five (5) Business Days of when such payment is due pursuant to any Transaction Document (as defined in the Securities Purchase Agreement); (vi) during the Equity Conditions Measuring Period, there shall not have occurred either (A) the public announcement of a pending, proposed or intended Fundamental Transaction which has not been abandoned, terminated or consummated or (B) a Triggering Event or an event that with the passage of time or giving of notice would constitute a Triggering Event; (vii) the Company shall have no knowledge of any fact that would cause (x) the Registration Statements required pursuant to the Registration Rights Agreement not to be effective and available for the resale of at least all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement or (y) any shares of Common Stock issuable upon conversion of the Preferred Shares and shares of Common Stock issuable upon exercise of the Warrants not to be eligible for sale without restriction pursuant to Rule 144(k) and any applicable state securities laws; (viii) with respect to any Company Installment Conversion or Mandatory Conversion (collectively, the “Forced Conversions”) or any Company Installment Redemption, Mandatory Redemption or Mandatory Maturity Redemption (collectively, the “Forced Redemptions”), the number of Conversion Shares issuable upon conversion of the Preferred Shares being converted or redeemed (assuming a conversion immediately prior to such Forced Redemption Date) in such Forced Conversion or Forced Redemption, respectively, from any Holder of Preferred Shares shall not exceed the sum of (I) the number of Conversion Shares issuable upon conversion of the Preferred Shares eligible for sale without restriction by such holder pursuant to Rule 144 (as defined in the Securities Purchase Agreement) as of such applicable date of determination and (II) the number of Conversion Shares registered on an effective Registration Statement and available for resale thereunder as of such applicable date of determination (such equity condition, the “Forced Redemption/Conversion Condition”); and (ix) the Company otherwise shall have been in material compliance with and shall not have materially breached any provision, covenant, representation or warranty of any Transaction Document.

(xix) “Excluded Securities” means any Common Stock issued or deemed to be issued in accordance with Section 2(f) hereof by the Company: (A) in connection with an Approved Share Plan; (B) upon issuance of the Preferred Shares or, upon conversion of the Preferred Shares or upon exercise of the Warrants; (C) pursuant to a bona fide underwritten public offering at a price per share of Common Stock not less than the Conversion Price in effect at the time of such offering with a nationally recognized underwriter which generates gross proceeds to the Company of at least $15,000,000 (other than an “at-the-market offering” as defined in Rule 415(a)(4) under the 1933 Act and “equity lines”); (D) issued upon exercise of Options or Convertible Securities which are outstanding on the date immediately preceding the Subscription Date, provided that such issuance of Common Stock upon exercise of such Options or Convertible Securities is made pursuant to the terms of such Options or Convertible Securities in effect on the date immediately preceding the Subscription Date and such Options or Convertible Securities are not amended after the date immediately preceding the Subscription Date; and (E) issued in connection with any share split, share dividend, recapitalization or similar transaction by the Company for which adjustment is made pursuant to Section 2(f)(ii).

(xx) “Forced Redemption Date” means, as applicable, the Installment Date, Maturity Date, or Mandatory Redemption Date

(xxi) “Forced Redemption Notice Date” means, as applicable, (A) the earlier to occur of (x) the Installment Notice Due Date and (y) the Installment Notice Date, (B) the earlier to occur of (x) the Maturity Date Notice Due Date and (y) the Maturity Date Notice Date, or (C) the Notice of Mandatory Redemption Date.

(xxii) “Forced Redemption Price” means, as applicable, the Company Installment Redemption Price, Maturity Date Redemption Price, or Mandatory Redemption Price.

(xxiii) “Forced Redemption Market Price” means the greater of (A) the arithmetic average of the Weighted Average Price of the Common Stock on each of the three (3) consecutive Trading Days immediately preceding (but not including) the applicable Forced Redemption Notice Date and (B) the arithmetic average of the Weighted Average Price of the Common Stock on each of the three (3) consecutive Trading Days immediately preceding (but not including) the applicable Forced Redemption Date.

(xxiv) “Fundamental Transaction” means that (i) the Company shall, directly or indirectly, in one or more related transactions, (A) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (B) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (C) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding Common Stock (not including any Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), (D) consummate a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Common Stock (not including any Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such share purchase agreement or other business combination), or (E) reorganize, recapitalize or reclassify its Common Stock or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the issued and outstanding Common Stock or the aggregate ordinary voting power represented by issued and outstanding Common Stock.

(xxv) “Holder Pro Rata Amount” means a fraction (i) the numerator of which is the number of Preferred Shares issued to such Holder on the Initial Issuance Date and (ii) the denominator of which is the number of Preferred Shares issued on the Initial Issuance Date.

(xxvi) “Indebtedness” shall have the meaning as set forth in the Securities Purchase Agreement.

(xxvii) “Initial Issuance Date” means October 20, 2006.

(xxviii) “Installment Date” means each of the following dates: (i) the fourth anniversary of the Initial Issuance Date, (ii) the fifth anniversary of the Initial Issuance Date and (iii) the sixth anniversary of the Initial Issuance Date; provided, however, that in the event the Company fails to meet the Equity Conditions on any such Installment Date, then as to each Holder that does not waive such failure on such Installment Date, an additional Installment Date shall occur six months after such Installment Date (each, an “Additional Installment Date”).

(xxix) “Installment Amount” means with respect to each Holder as of any Installment Date, a number of Preferred Shares equal to the lesser of (A) the product of (i) 15,000, multiplied by (ii) the applicable Holder Pro Rata Amount and

(B) the number of Preferred Shares held by such Holder as of such Installment Date, as any such Installment Amount may be reduced pursuant to the terms of this Note, whether upon conversion, redemption or otherwise provided, however, that in the event the Company fails to meet the Equity Conditions on any Installment Date, then as to each Holder that does not waive such failure on such Installment Date, the Installment Amount for the next succeeding Installment Date shall equal the sum of (i) the Installment Amount for such Installment Date and (ii) any Installment Amounts not previously redeemed on an Installment Date due to such failure; provided, further that the Installment Amount for any Additional Installment Date shall equal the Installment Amount for the immediately preceding Installment Date. In the event the Holder shall sell or otherwise transfer any Preferred Shares, the transferee shall be allocated a pro rata portion of the each unpaid Installment Amount hereunder.

(xxx) “Leverage Ratio” means as of any date, (1) (x) the Net Indebtedness on such date plus (y) the Stated Value of any outstanding Preferred Shares on such date, divided by (2) RMR as of such date. “RMR” for such purposes shall have the meaning as set forth in the CapitalSource Credit Agreement, solely as in effect as of the Initial Issuance Date, and shall apply even after such CapitalSource Credit Agreement terminates.

(xxxi) “Liquidation Event” means the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the business of the Company and its Subsidiaries taken as a whole, in a single transaction or series of transactions.

(xxxii) “Market Capitalization” means the product of (x) the number of shares of Common Stock as reported as outstanding on the Company’s most recent Form 8-K, Form 10-Q, Form 10-QSB, Form 10-K or Form 10-KSB, as the case may be, filed with the SEC and (y) the lowest Closing Sale Price during the Limitation Measuring Period.

(xxxiii) “Maturity Date” means, with respect to a Preferred Share, the sixth anniversary of the Initial Issuance Date, unless extended pursuant to Section 2(d)(viii).

(xxxiv) “N” means the number of days from, but excluding, the last Dividend Date with respect to which dividends have been paid by the Company on the applicable Preferred Share, or the Initial Issuance Date if no Dividend Date has occurred, through and including the Conversion Date or other date of determination for such Preferred Share, as the case may be, for which such determination is being made.

(xxxv) “Net Indebtedness” means an amount equal to (a) Indebtedness minus (b) cash and cash equivalents and certificates of deposits, each as determined in accordance with GAAP consistent with past practices, which practices were in place at the Company as of the close of business on the day immediately prior to the Subscription Date.

(xxxvi) “NYSE” means The New York Stock Exchange, Inc.

(xxxvii) “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(xxxviii) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common shares or equivalent equity security are quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(xxxix) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(xl) “Principal Market” means the Nasdaq Global Market.

(xli) “Registration Rights Agreement” means that certain amended and restated registration rights agreement, dated May ___, 2007, by and among the Company and the initial Holders of the Preferred Shares relating to the filing of a registration statement covering the resale of the Common Stock issuable upon conversion of the Preferred Shares and exercise of the Warrants, as such agreement may be amended from time to time as provided in such agreement.

(xlii) “Required Holders” means the Holders of Preferred Shares representing at least a majority of the aggregate Preferred Shares then outstanding.

(xliii) “SEC” means the Securities and Exchange Commission.

(xliv) “Securities Purchase Agreement” means that certain amended and restated securities purchase agreement by and among the Company and the initial Holders, dated as of May     , 2007, as such agreement further may be amended from time to time as provided in such agreement.

(xlv) “Senior Management” means Richard C. Rochon, Robert Farenhem and Robert Schiller (collectively, the “Initial Officers”) and Royal Palm Capital Partners, Ltd. and any of the following officers of the Company (or their equivalent) (1) the Chairman of the Company’s Board of Directors, (2) Chief Executive Officer, (3) President, (4) Chief

Financial Officer, (5) President – Construction and Materials Division; provided, however such Initial Officers shall not be deemed a member of Senior Management hereunder following the termination of employment of such Initial Officer.

(xlvi) “Stated Value” means, for any date of determination, the sum of (i) $1,000 plus (ii) any Capitalized Dividends on such Preferred Share.

(xlvii) “Stock Dividend Rate” means, with respect to any Dividend Date, that price which shall be computed as 90% of the arithmetic average of the Weighted Average Price of the Common Stock on each of the twenty (20) consecutive trading days immediately preceding (but not including) such Dividend Date. All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction during such period.

(xlviii) “Subscription Date” means February 10, 2006.

(xlix) “Subsidiaries” has the meaning set forth in the Securities Purchase Agreement.

(l) “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common shares or equivalent equity security are quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person’s Parent Entity.

(li) “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(lii) “Warrants” has the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all warrants issued in exchange therefor or replacement thereof.

(liii) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders. If the Company and the Required Holders are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 2(d)(iii) below with the term “Weighted Average Price” being substituted for the term “Closing Sale Price.” All such determinations shall be appropriately adjusted for any share dividend, share split or other similar transaction during such period.

(b) Holder’s Conversion Right. Subject to the provisions of Section 5 and Section 14, at any time or times on or after the Initial Issuance Date, any Holder shall be entitled to convert any whole number of Preferred Shares, plus the amount of any accrued but unpaid Dividends per Preferred Share then remaining, into fully paid and nonassessable shares of Common Stock in accordance with Section 2(d) at the Conversion Rate (as defined below).

(c) Conversion. The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 2(b) shall be determined according to the following formula (the “Conversion Rate”):

Conversion Amount

Conversion Price

No fractional shares of Common Stock are to be issued upon the conversion of any Preferred Share, but rather the number of shares of Common Stock to be issued shall be rounded to the nearest whole number.

(d) Mechanics of Conversion. The conversion of Preferred Shares shall be conducted in the following manner:

(i) Holder’s Delivery Requirements. To convert Preferred Shares into shares of Common Stock on any date (the “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City Time, on such date, a copy of a properly completed notice of conversion executed by the registered Holder of the Preferred Shares subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and the Company’s designated transfer agent (the “Transfer Agent”) and (B) if required by Section 2(d)(viii), surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or compliance with the procedures set forth in Section 16) (the “Preferred Share Certificates”).

(ii) Company’s Response. Upon receipt by the Company of copy of a Conversion Notice, the Company shall as soon as practicable, but in any event within two (2) Business Days, send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the third (3rd) Business Day following the date of receipt by the Company of such Conversion Notice (the “Share Delivery Date”), the Company shall (A) provided the Transfer Agent is participating in Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (B) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If the number of Preferred Shares represented by the Preferred Share Certificate(s) submitted for conversion, as may be required pursuant to Section 2(d)(viii), is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than fifth (5) Business Days after receipt of the Preferred Share Certificate(s) (the “Preferred Share Delivery Date”) and at its own expense, issue and deliver to the Holder a new Preferred Share Certificate representing the number of Preferred Shares not converted.

(iii) Dispute Resolution. In the case of a dispute as to the determination of the Closing Sale Price or the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the Holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via facsimile within three (3) Business Day of receipt of such Holder’s Conversion Notice or other date of determination. If such Holder and the Company are unable to agree upon the determination of the Closing Sale Price or arithmetic calculation of the Conversion Rate within two (2) Business Days of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Company shall within ten (10) Business Day submit via facsimile (A) the disputed determination of the Closing Sale Price to an independent, reputable investment bank selected by the Company and approved by the Required Holders or (B) the disputed arithmetic calculation of the Conversion Rate to the Company’s independent, outside accountant. The Company shall cause, at the Company’s expense, the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holders of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent error.

(iv) Miscellaneous; Record Holder. The Person or Persons entitled to receive the Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such Common Stock on the Conversion Date. In the event of a conversion of Preferred Shares pursuant hereto, the number of Preferred Shares converted shall be deducted from the Installment Amounts relating to the Installment Dates as set forth in the Conversion Notice.

(v) Company’s Failure to Timely Convert.

(A) Cash Damages. If (I) within three (3) Trading Days after the Company’s receipt of the facsimile copy of a Conversion Notice the Company shall fail to credit a Holder’s balance account with DTC or issue and deliver a certificate to such Holder for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of Preferred Shares (a “Conversion Failure”) or (II) within three (3) Trading Days of the Company’s receipt of a Preferred Share Certificate the Company shall fail to issue and deliver a new Preferred Share Certificate representing the number of Preferred Shares to which such Holder is entitled pursuant to Section 2(d)(ii), then in addition to all other available remedies which such holder may pursue hereunder and under the Securities Purchase Agreement (including indemnification pursuant to Section 9(k) thereof), the Company shall pay additional damages to such Holder for each day after the Share Delivery Date that such conversion is not timely effected and/or each day after the Preferred Share Delivery Date that such Preferred Share Certificate is not delivered in an amount equal to 1.0% of the product of (I) the sum of the number of shares of Common Stock not issued to the

Holder on or prior to the Share Delivery Date and to which such Holder is entitled as set forth in the applicable Conversion Notice and, in the event the Company has failed to deliver a Preferred Share Certificate to the Holder on or prior to the Preferred Share Delivery Date, the number of shares of Common Stock issuable upon conversion of the Preferred Shares represented by such Preferred Share Certificate as of the Preferred Share Delivery Date and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date, in the case of the failure to deliver Common Stock, or the Preferred Share Delivery Date, in the case of failure to deliver a Preferred Share Certificate. If the Company fails to pay the additional damages set forth in this Section 2(d)(v) within five (5) Business Days of the date incurred, then the Holder entitled to such payments shall have the right at any time, so long as the Company continues to fail to make such payments, to require the Company, upon written notice, to immediately issue, in lieu of such cash damages, the number of shares of Common Stock equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the Conversion Price in effect on such Conversion Date as specified by the Holder in the Conversion Notice. In addition to the foregoing, if within three (3) Business Days after the Company’s receipt of the facsimile copy of a Conversion Notice the Company shall fail to issue and deliver a certificate to a Holder or credit such Holder’s balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of Preferred Shares, and if on or after such Business Day the Holder purchases (in an open market transaction or in another bona fide transaction) Common Stock to deliver in satisfaction of a sale by the Holder of the Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Sale Price on the Conversion Date.

(B) Void Conversion Notice; Adjustment of Conversion Price. If for any reason a Holder has not received all of the Common Stock to which such Holder is entitled prior to the fifth (5th) Business Day after the Share Delivery

Date with respect to a conversion of Preferred Shares, then the Holder, upon written notice to the Company, with a copy to the Transfer Agent, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any Preferred Shares that have not been converted pursuant to such Holder’s Conversion Notice; provided that the voiding of a Holder’s Conversion Notice shall not effect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 2(d)(v)(A) or otherwise. Thereafter, the Conversion Price of any Preferred Shares returned or retained by the Holder for failure to timely convert shall be adjusted to the lesser of (I) the Conversion Price relating to the voided Conversion Notice and (II) the lowest Weighted Average Price of the Common Stock during the period beginning on the Conversion Date and ending on the date such Holder voided the Conversion Notice, subject to further adjustment as provided in this Certificate of Designations.

(vi) Pro Rata Conversion; Disputes. Subject to Section 14, in the event the Company receives a Conversion Notice from more than one Holder for the same Conversion Date and the Company can convert some, but not all, of such Preferred Shares, the Company shall convert from each Holder electing to have Preferred Shares converted at such time a pro rata amount of such Holder’s Preferred Shares submitted for conversion based on the number of Preferred Shares submitted for conversion on such date by such Holder relative to the number of Preferred Shares submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to a Holder in connection with a conversion of Preferred Shares, the Company shall issue to such Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 2(d)(iii).

(vii) Installment Payments.

(A) Company Installment Redemption. On each applicable Installment Date, provided that during the period commencing with the Company Installment Notice (as defined below) through the applicable Installment Date, the Equity Conditions have been satisfied (or waived in writing by the applicable Holder), the Company shall pay to each Holder the Installment Amount as of such Installment Date by redeeming the applicable Installment Amount, in whole or in part, in accordance with this Section (a “Company Installment Redemption”). On or prior to the date which is the tenth (10th) Trading Day prior to each Installment Date (each, an “Installment Notice Due Date” and the date such notice is received by the applicable Holder, the “Installment Notice Date”), the Company shall deliver written notice (each, a “Company Installment Notice”), to each Holder which Company Installment Notice shall state the applicable Installment Amount of such Holder which the Company shall redeem pursuant to a Company Installment Redemption (the “Company Installment Redemption Amount”) and the Company Installment Notice shall certify that the Equity Conditions have been satisfied as of the date of the Company Installment Notice. If the Equity Conditions are not satisfied as of the Installment Notice Due Date, the Installment Notice Due Date shall indicate that unless the Holder waives the Equity Conditions, the applicable Company Installment Redemption shall not occur. If the Equity Conditions were satisfied as of the Installment Notice Due Date but the Equity Conditions are no longer satisfied at any time prior to the applicable Installment Date, the Company shall provide each Holder a subsequent notice to that effect indicating that unless the Holder waives the Equity Conditions, the applicable Company Installment Redemption shall not occur. Except as expressly provided in this Section, the Company shall redeem from each Holder such Holder’s applicable Installment Amount pursuant to this Section.

(B) Mechanics of Company Installment Redemption. The Company Installment Redemption Amount which is to be paid to each Holder on the applicable Installment Date shall be redeemed by the Company on such Installment Date, and the Company shall pay to the Holder on such Installment Date, by wire transfer of immediately available funds, an amount in cash (the “Company Installment Redemption Price”) equal to the sum of (x) the Stated Value of the Preferred Shares being redeemed and (y) any accrued and unpaid Dividends with respect to such Preferred Shares. Notwithstanding anything to the contrary in this Section, but subject to Section 14, until the Company Installment Redemption Price is paid in full, the Company Installment Redemption Amount may be converted, in whole or in part, by any Holder into Common Stock pursuant to Section 2(d). In the event a Holder elects to convert all or any portion of the Company Installment Redemption Amount prior to the applicable Installment Date as set forth in the immediately preceding sentence, the Company Installment Redemption Amount so converted shall be deducted from the Installment Amounts relating to the applicable Installment Dates as set forth in the applicable Conversion Notice.

(viii) Mandatory Redemption at Maturity. If any Preferred Shares remains outstanding on the Maturity Date, and the Equity Conditions have been satisfied (as indicated in a notice from the Company to the Holders delivered thirty (30) Trading Days prior to the Maturity Date (such date, the “Maturity Date Notice Due Date”, and the date such notice is received by the applicable Holder, the “Maturity Date Notice Date”) or waived by the applicable Holder, the Company shall redeem such Preferred Shares (the “Mandatory Maturity Redemption”) in cash in an amount equal to the outstanding Conversion Amount for such Preferred Shares (the “Maturity Date Redemption Price”). The Company shall pay the Maturity Date Redemption Price on the Maturity Date by wire transfer of immediately available funds to an account designated in writing by such Holder. If the Company fails to redeem all of the Preferred Shares outstanding on the Maturity Date by payment of the Maturity Date Redemption Price for each such Preferred Share, then in addition to any remedy such Holder may have under any Transaction Document, (I) the applicable Maturity Date Redemption Price payable in respect of such unredeemed Preferred Shares shall bear interest at the rate of 1.5% per month, prorated for partial months, until paid in full, and (II) any Holder shall have the option to require the Company to convert any or all of such Holder’s Preferred Shares and for which the Maturity Date Redemption Price (together with any interest thereon) has not been paid into (on a per Preferred Share basis) shares of Common Stock equal to the number which results from dividing the Maturity Date Redemption Price (together with any interest thereon) by the Default Conversion Price. If the Company has failed to pay the Maturity Date Redemption Price in a timely manner as described above, then the Maturity Date shall be automatically extended for any Preferred Shares until the date the Holders receive such shares of Common Stock or Maturity Date Redemption Price and shall be further extended for any Preferred Shares for as long as (A) the conversion of such Preferred Shares would violate the provisions of Section 5, (B) a Triggering Event or an event that with the passage of time or giving of notice would constitute a Triggering Event shall have occurred and be continuing or (C) the Equity Conditions have not been satisfied (or waived by the applicable Holder).

(ix) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of Preferred Shares in accordance with the terms hereof, any Holder thereof shall not be required to physically surrender the certificate representing the Preferred Shares to the Company unless (A) the full or remaining number of Preferred Shares represented by the certificate are being converted or (B) such Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Preferred Shares upon physical surrender of any Preferred Shares. The Holders and the Company shall maintain records showing the number of Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holders and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, such records of the Company establishing the number of Preferred

Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Preferred Shares represented by a certificate are converted as aforesaid, a Holder may not transfer the certificate representing the Preferred Shares unless such Holder first physically surrenders the certificate representing the Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of such Holder a new certificate of like tenor, registered as such Holder may request, representing in the aggregate the remaining number of Preferred Shares represented by such certificate. A Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof. Each certificate for Preferred Shares shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY’S CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 2(d)(ix) THEREOF. THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 2(d)(ix) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

(e) Taxes. The Company shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof) and other similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Preferred Shares.

(f) Adjustments to Conversion Price. The Conversion Price will be subject to adjustment from time to time as provided in this Section 2(f).

(i) Adjustment of Conversion Price upon Issuance of Common Stock. If and whenever on or after the Subscription Date, the Company issues or sells, or in accordance with this Section 2(f) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company but excluding Excluded Securities) for a consideration per share (the “New Securities Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such time (a “Dilutive

Issuance”), then immediately after such issue or sale, the Conversion Price then in effect shall be reduced to an amount equal to the product of (x) the Conversion Price in effect immediately prior to such Dilutive Issuance and (y) the quotient of (1) the sum of (I) the product of the Applicable Price and the number of shares of Common Stock Deemed Outstanding immediately prior to such Dilutive Issuance and (II) the consideration, if any, received by the Company upon such Dilutive Issuance, divided by (2) the product of (I) the Applicable Price multiplied by (II) the number of shares of Common Stock Deemed Outstanding immediately after such Dilutive Issuance. For purposes of determining the adjusted Conversion Price under this Section 2(f)(i), the following shall be applicable:

(A) Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 2(f)(i)(A), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion, exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities.

(B) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise thereof is less than the Applicable Price, then such Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance of sale of such Convertible Securities for such price per share. For the purposes of this Section 2(f)(i)(B), the “lowest price per share for which one share of

Common Stock is issuable upon such conversion, exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion, exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 2(f)(i), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(C) Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 2(f)(i)(C), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of the Preferred Shares are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(D) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.01. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount received by the Company therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Company will be the arithmetic average of the Closing Sale Prices of such securities during the ten (10) consecutive Trading Days ending on the date of receipt of such securities. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser selected by the Company and the Required Holders. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(E) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (I) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (II) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(ii) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time after the Subscription Date subdivides (by any share split, share dividend, recapitalization or otherwise) its outstanding Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse share split or otherwise) its outstanding Common Stock into a smaller number of shares and the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(iii) Other Events. If any event occurs of the type contemplated by the provisions of this Section 2(f) but not expressly provided for by such provisions (including, without limitation, the granting of share appreciation rights, phantom share rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holders; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 2(f).

(iv) Notices.

(A) Within three (3) Business days of any adjustment of the Conversion Price pursuant to this Section 2(f), the Company will give written notice thereof to each Holder, setting forth in reasonable detail, and certifying, the calculation of such adjustment. In the case of a dispute as to the determination of such adjustment, then such dispute shall be resolved in accordance with the procedures set forth in Section 2(d)(iii).

(B) The Company will give written notice to each Holder at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Fundamental Transaction or Liquidation Event, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

(C) The Company will also give written notice to each Holder at least ten (10) Business Days prior to the date on which any Fundamental Transaction or Liquidation Event will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

(3)	Redemption at Option of Holders.

(a) Triggering Event. A “Triggering Event” shall be deemed to have occurred at such time as any of the following events:

(i) the Leverage Ratio exceeds the ratios specified in Section 13;

(ii) the failure of the applicable Registration Statement to be declared effective by the SEC on or prior to the date that is sixty (60) days after the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement);

(iii) while the Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the Holder for sale of all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of five (5) consecutive Trading Days or for more than an aggregate of ten (10) days in any 365-day period (excluding days during an Allowable Grace Period (as defined in the Registration Rights Agreement));

(iv) the suspension from trading or failure of the Common Stock to be listed on an Eligible Market for a period of five (5) consecutive Trading Days or for more than an aggregate of ten (10) Trading Days in any 365-day period;

(v) the Company’s (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within ten (10) Trading Days after the applicable Conversion Date or (B) notice, written or oral, to any Holder, including by way of public announcement or through any of its agents, at any time, of its intention not to comply, as required, with a request for conversion of any Preferred Shares into Common Stock that is tendered in accordance with the provisions of this Certificate of Designations;

(vi) at any time following the tenth (10th) consecutive Business Day that a Holder’s Authorized Share Allocation is less than the number of shares of Common Stock that such Holder would be entitled to receive upon a conversion of the full Conversion Amount of the Preferred Shares (without regard to any limitations on conversion set forth in Section 5 or otherwise);

(vii) the Company’s failure to pay to the Holder any amounts when and as due pursuant to this Certificate of Designations or any other Transaction Document (as defined in the Securities Purchase Agreement);

(viii) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company or any Subsidiary of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable Federal or State law or (iii) appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days;

(ix) the commencement by the Company or any Subsidiary of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company or any Subsidiary in furtherance of any such action;

(x) any event of default occurs with respect to any Indebtedness, including borrowings under any of the CapitalSource Credit Agreements and any applicable grace periods in such Indebtedness with respect to such event of default shall have expired; provided, however, that with respect to any event of default under a CapitalSource Credit Agreement that is not a payment default, only after acceleration of such loan pursuant to such CapitalSource Credit Agreement; or

(xi) the Company breaches any representation, warranty, covenant or other term or condition herein or in any Transaction Document (as defined in the Securities Purchase Agreement) and such breach constitutes, individually or in the aggregate, a Material Adverse Effect (as defined in the Securities Purchase Agreement); provided, however, that in the case of a breach of a covenant or other term or condition herein or in any Transaction Document which is curable, only if such breach remains uncured for a period of at least ten (10) consecutive Business Days after receipt of notice from any Holder of such breach.

(b) Redemption Option Upon Triggering Event or Put Date.

(i) In addition to all other rights of the Holders contained herein, after a Triggering Event, the Required Holders shall have the right to require the Company to redeem all or a portion of the Preferred Shares at a price per Preferred Share equal to the greater of 115% of (x) the Conversion Amount and (y) the product of (A) the Conversion Rate in effect at such time as such Holder delivers a Notice of Redemption at Option of Holder (as defined below) and (B) the Closing Sale Price of the Common Stock on the Trading Day immediately preceding such Triggering Event (the “Triggering Redemption Price”).

(ii) In addition to all other rights of the Holders contained herein, at any time on May 11, 2009 (the “Put Date”), each Holder shall have the right, at such Holder’s option, to require the Company to redeem all or a portion of such Holder’s Preferred Shares at a price per Preferred Share equal to the outstanding Conversion Amount for such Preferred Shares (the “Put Redemption Price”, and together with the Triggering Redemption Price, the “Redemption Price”) .

(c) Mechanics of Redemption at Option of Buyer.

(i) Within two (2) Business Days after the occurrence of a qualifying Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier (“Notice of Triggering Event”) to each Holder.

(ii) At any time after (i) the earlier of a Holder’s receipt of a Notice of Triggering Event and such Holder becoming aware of a Triggering Event or (ii) the Put Date, any Holder of Preferred Shares then outstanding may require the Company to redeem up to all of such Holder’s Preferred Shares by delivering written notice thereof via facsimile and overnight courier (“Notice of Redemption at Option of Holder”) to the Company, which Notice of Redemption at Option of Holder shall indicate the number of Preferred Shares that such Holder is electing to redeem. In the event of a partial redemption of Preferred Shares pursuant hereto, the Conversion Amount shall be deducted from the Installment Amounts relating to the applicable Installment Dates as set forth in the Notice of Redemption at Option of Holder.

(d) Payment of Redemption Price. Upon the Company’s receipt of a Notice(s) of Redemption at Option of Buyer from any Holder, the Company shall within one (1) Business Day of such receipt notify each Holder by facsimile of the Company’s receipt of such notice(s). The Company shall deliver on the fifth (5th) Business Day after the Company’s receipt of the first Notice of Redemption at Option of Holder the applicable Redemption Price to all Holders that deliver a Notice of Redemption at Option of Holder prior to the fifth (5th) Business Day after the Company’s receipt of the first Notice of Redemption at Option of Holder; provided that, if required by Section 2(d)(ix), a Holder’s Preferred Share Certificates shall have been delivered to the Transfer Agent. To the extent redemptions required by this Section 3 are deemed or determined by a court of competent jurisdiction to be prepayments of the Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments. If the Company is unable to redeem all of the Preferred Shares submitted for redemption, the Company shall (i) redeem a pro rata amount from each Holder based on the number of Preferred Shares submitted for redemption by such

Holder relative to the total number of Preferred Shares submitted for redemption by all Holders and (ii) in addition to any remedy such Holder may have under this Certificate of Designation and the Securities Purchase Agreement, pay to each Holder interest at the rate of 1.5% per month (prorated for partial months) in respect of each unredeemed Preferred Share until paid in full. The Holders and Company agree that in the event of the Company’s redemption of any Preferred Shares under this Section 3, the Holders’ damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holders. Accordingly, any redemption premium due under this Section 3 is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holders’ actual loss of its investment opportunity and not as a penalty.

(e) Void Redemption. In the event that the Company does not pay the Redemption Price within the time period set forth in Section 3(d), at any time thereafter and until the Company pays such unpaid applicable Redemption Price in full, a Holder shall have the option to, in lieu of redemption, require the Company to promptly return to such Holder any or all of the Preferred Shares that were submitted for redemption by such Holder under this Section 3 and for which the applicable Redemption Price (together with any interest thereon) has not been paid, by sending written notice thereof to the Company via facsimile (the “Void Optional Redemption Notice”). Upon the Company’s receipt of such Void Optional Redemption Notice, (i) the Notice of Redemption at Option of Holder shall be null and void with respect to those Preferred Shares subject to the Void Optional Redemption Notice, (ii) the Company shall immediately return any Preferred Shares subject to the Void Optional Redemption Notice, and (iii) the Conversion Price of such returned Preferred Shares shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Void Optional Redemption Notice is delivered to the Company and (B) the lowest Weighted Average Price of the Common Stock during the period beginning on the date on which the Notice of Redemption at Option of Holder is delivered to the Company and ending on the date on which the Void Optional Redemption Notice is delivered to the Company.

(f) Disputes; Miscellaneous. In the event of a dispute as to the determination of the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to Section 2(d)(iii) above with the term “Redemption Price” being substituted for the term “Conversion Rate”. A Holder’s delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not effect the Company’s obligations to make any payments which have accrued prior to the date of such notice. In the event of a redemption pursuant to this Section 3 of less than all of the Preferred Shares represented by a particular Preferred Share Certificate, the Company shall promptly cause to be issued and delivered to the Holder of such Preferred Shares a Preferred Share Certificate representing the remaining Preferred Shares which have not been redeemed, if necessary.

(4)	Other Rights of Holders.

(a) Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing (with the purchase of at least a majority of the outstanding shares of the Company’s Common Stock automatically constituting an assumption in writing) all of the obligations of the Company under this Certificate of Designations and the other Transaction Documents in accordance with the provisions of this Section 4(a) pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Preferred Shares in exchange for such Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designations, including, without limitation, having a stated value and dividend rate equal to the stated value and dividend rate of the Preferred Shares held by such holder and having similar ranking to the Preferred Shares, and satisfactory to the Required Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common shares are quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designations referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designations with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of the Preferred Shares at any time after the consummation of the Fundamental Transaction, in lieu of the Common Stock (or other securities, cash, assets or other property) purchasable upon the conversion or redemption of the Preferred Shares prior to such Fundamental Transaction, such publicly traded common shares (or their equivalent) of the Successor Entity, as adjusted in accordance with the provisions of this Certificate of Designations. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion or redemption of the Preferred Shares. Notwithstanding the foregoing, this Section 4(a) shall not apply to the Preferred Shares of a Holder upon the Company’s delivery of a Notice of Mandatory Redemption to such Holder in connection with a Cash Change of Control Event (as defined below).

(b) Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase shares, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common

Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(c) Limitations on Senior Management Securities. The Company shall not permit any of its Senior Management to sell or transfer, directly or indirectly, any Common Stock, Option, Convertible Security or any other instrument convertible into or exercisable or exchangeable for Common Stock, or to convert or exercise any such convertible or exercisable instrument (except as may be issued pursuant to the terms of an Approved Share Plan) beneficially owned by such Person, unless (i) the Required Holders shall have executed a written consent to such sale, transfer or exercise or (ii) the Weighted Average Price of the Common Stock shall have equaled or exceeded 175% of the initial Conversion Price (subject to appropriate adjustments for stock splits, stock dividends, stock combinations and other similar transactions after the Subscription Date) for each of the sixty (60) consecutive Trading Days’ (the “Limitation Measuring Period”) prior to the date of such sale, transfer or exercise (the “Senior Management Limitation”). Notwithstanding the foregoing, the Senior Management Limitation shall not apply to such sale, transfer or exercise if either (x) the Market Capitalization of the Company exceeds $200 million on the date of such sale, transfer or exercise or (ii) the average daily trading volume as reported by Bloomberg of the Company’s Common Stock on the Principal Market during the Limitation Measuring Period exceeds 50,000 shares. Notwithstanding anything stated herein to the contrary, the Securities may be pledged by Senior Management in connection with a bona fide margin account or other loan or financing arrangement secured by the Securities and such pledge of Securities (or resulting foreclosure on such Securities by such lender) shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and Senior Management shall not be required to provide the Holder with any notice thereof or otherwise make any delivery to the Holder pursuant to this Agreement or any other Transaction Document.

(5) Limitation on Beneficial Ownership. The Company shall not effect and shall have no obligation to effect any conversion of Preferred Shares, and no Holder shall have the right to convert any Preferred Shares, to the extent that after giving effect to such conversion, such conversion shall cause the beneficial owner of such shares (together with such Person’s affiliates) to have acquired, through conversion of Preferred Shares or otherwise, beneficial ownership of a number of shares of Common Stock that exceeds 9.99% (or, in the case of each of Castlerigg Master Investments Ltd. and CapitalSource Finance LLC, 4.99%) (“Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. Likewise, the Company shall not give effect to any voting rights of the Preferred Shares, and any Holder shall not have the right to exercise voting rights with respect to any Preferred Shares pursuant hereto, to the extent that giving effect to such voting rights would cause such Holder (together with its affiliates) to be deemed to beneficially own in excess of the Maximum Percentage of the number of shares of Common Stock outstanding immediately after giving effect to such exercise of voting rights. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a Person and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Preferred Shares beneficially owned by such Person or any of its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Person or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 5, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Section 5, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 8-K, Form 10-Q, Form 10-QSB, Form 10-K or Form 10-KSB as the case may be, (2) a more recent public announcement by the Company, or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written request of any Holder, the Company shall promptly, but in no event later than two (2) Business Days following the receipt of such notice, confirm orally and in writing to any such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to conversions of Preferred Shares by such Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other Holder.

(6)	Authorized Shares.

(a) Reservation. The Company shall have sufficient authorized and unissued shares of Common Stock for each of the Preferred Shares equal to 120% of the sum of (i) the number of shares of Common Stock necessary to effect the conversion at the Conversion Rate with respect to the Conversion Amount of each such Preferred Share as of the Initial Issuance Date, and (ii) the number of shares of Common Stock necessary to effect the exercise of all of the Warrants. So long as any of the Preferred Shares are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Preferred Shares then outstanding; provided that at no time shall the number of shares of Common Stock so available be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions) (the “Required Amount”). The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of Preferred Shares held by each Holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be (the “Authorized

Share Allocation”). In the event a Holder shall sell or otherwise transfer any of such Holder’s Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares shall be allocated to the remaining Holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such Holders.

(b) Insufficient Authorized Shares. If at any time while any of the Preferred Shares remain outstanding the Company does not have a sufficient number of authorized and unissued shares of Common Stock to satisfy its obligation to have available for issuance upon conversion of the Preferred Shares at least a number of shares of Common Stock equal to the Required Amount (an “Authorized Share Failure”), then the Company shall as promptly as practicable take all action necessary to increase the Company’s authorized Common Stock to an amount sufficient to allow the Company to have available the Required Amount for the Preferred Shares then outstanding.

(7) Voting Rights. Subject to Section 5 and the Maximum Percentage, each Holder shall be entitled to the whole number of votes equal to the number of shares of Common Stock into which such holder’s Preferred Shares would be convertible on the record date for the vote or consent of stockholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock. Each Holder shall be entitled to receive the same prior notice of any stockholders’ meeting as is provided to the holders of Common Stock in accordance with the bylaws of the Company, as well as prior notice of all stockholder actions to be taken by legally available means in lieu of a meeting and shall vote as a class with the holders of Common Stock on all matters except those matters required by law or by the terms hereof to be submitted to a class vote of the Holders of Preferred Shares, in which case the Holders of Preferred Shares only shall vote as a separate class.

(8) Change of Control Redemption Right. So long as Holders (and their transferees) continue to hold in the aggregate at least 25% of the aggregate number of Preferred Shares purchased on the Initial Issuance Date (such Holders, the “Eligible Holders”), no sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Eligible Holders (a “Change of Control Notice”). At any time during the period (the “Change of Control Period”) beginning after a Holder’s receipt of a Change of Control Notice and ending on the date that is twenty (20) Trading Days after the consummation of such Change of Control, such Eligible Holder may require the Company to redeem all or any portion of such Holder’s Preferred Shares by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem. Any Preferred Shares subject to redemption pursuant to this Section 8 shall be redeemed by the Company in cash at a price equal to the greater of (i) the product (x) the sum of the Conversion Amount being redeemed together with any accrued but unpaid Dividends per Preferred Share and (y) the quotient determined by dividing (A) the Closing Sale Price of the Common Stock immediately following the public announcement of such proposed Change of Control by (B) the Conversion Price and (ii) 115% of the sum of the Conversion Amount being redeemed together with any accrued but unpaid Dividends per Preferred Share (the “Change of Control Redemption Price”).

The Company shall make payment of the Change of Control Redemption Price concurrently with the consummation of such Change of Control if such a Change of Control Redemption Notice is received prior to the consummation of such Change of Control and within five (5) Trading Days after the Company’s receipt of such notice otherwise (the “Change of Control Redemption Date”). To the extent redemptions required by this Section 8 are deemed or determined by a court of competent jurisdiction to be prepayments of the Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 8, until the Change of Control Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 8 may be converted, in whole or in part, by the Holder into shares of Common Stock, or in the event the Conversion Date is after the consummation of the Change of Control, shares or equity interests of the Successor Entity substantially equivalent to the Company’s Common Stock pursuant to Section 2(c)(i). The parties hereto agree that in the event of the Company’s redemption of any portion of the Note under this Section 8, the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 8 is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty. In the event that the Company does not pay the Change of Control Redemption Price on the Change of Control Redemption Date, then the Holder shall have the right to void the redemption pursuant to Section 3(e) with the term “Change of Control Redemption Price” being substituted for “Redemption Price” and “Change of Control Redemption Notice” being substituted for “Notice of Redemption at Option of Holder”. In the event of a partial redemption of Preferred Shares pursuant hereto, the Conversion Amount redeemed shall be deducted from the Installment Amounts relating to the applicable Installment Dates as set forth in the Change of Control Redemption Notice.

(9) COMPANY’S RIGHT OF MANDATORY CONVERSION OR REDEMPTION

(a) Mandatory Conversion. If at any time after the second anniversary of the Initial Issuance Date (the “Mandatory Conversion Eligibility Date”), (i) the Weighted Average Price of the Common Stock equals or exceeds 175% of the initial Conversion Price (subject to appropriate adjustments for stock splits, stock dividends, stock combinations and other similar transactions after the Subscription Date) for each of any sixty (60) consecutive Trading Days following the Mandatory Conversion Eligibility Date (the “Mandatory Conversion Measuring Period”) and (ii) the Equity Conditions shall have been satisfied or waived in writing by the Holder on each day during the period commencing on the Mandatory Conversion Notice Date and ending on the Mandatory Conversion Date (each, as defined below), the Company shall have the right to require the Holder to convert up to all of the Conversion Amount then remaining into fully paid, validly issued and nonassessable shares of Common Stock in accordance with Section 3(c) hereof at the Conversion Rate as of the Mandatory Conversion Date (as defined below) (a “Mandatory Conversion”). The Company may exercise its right to require conversion under this Section 9(a) on one occasion by delivering within not more than two (2) Trading Days following the end of such Mandatory Conversion Measuring Period a written notice thereof by facsimile and overnight courier to all, but not less than all, of the holders of Preferred Shares and the Transfer Agent (the

“Mandatory Conversion Notice” and the date all of the holders received such notice by facsimile is referred to as the “Mandatory Conversion Notice Date”). The Mandatory Conversion Notice shall be irrevocable. The Mandatory Conversion Notice shall state (i) the Trading Day selected for the Mandatory Conversion in accordance with Section 9(a), which Trading Day shall be at least twenty (20) Business Days but not more than sixty (60) Business Days following the Mandatory Conversion Notice Date (the “Mandatory Conversion Date”), (ii) the number of Preferred Shares of such Holder subject to the Mandatory Conversion, (iii) the aggregate Conversion Amount of the Preferred Shares subject to Mandatory Conversion from all of the holders of the Preferred Shares pursuant to this Section 9 and (iv) the number of shares of Common Stock to be issued to such Holder on the Mandatory Conversion Date.

(b) Mandatory Redemption. In addition to all other rights of the Company contained herein, (x) at any time on or after May 11, 2009 (the “Call Date”) if the Equity Conditions shall have been satisfied or waived in writing by the Required Holders from and including the Notice of Mandatory Redemption Date (as defined below) through and including the Mandatory Redemption Date (as defined below), the Company shall have the right, at the Company’s option, to redeem (a “Mandatory Call Redemption”) all, but not less than all, of the Preferred Shares at a price per Preferred Share equal the outstanding Conversion Amount for such Preferred Share (the “Call Redemption Price”) and (y) upon the occurrence of a Change of Control of the Company with aggregate consideration to be paid to the holders of capital stock of the Company solely consisting of cash (a “Cash Change of Control Event”), the Company shall have the right, at the Company’s option, to redeem (a “Mandatory Cash Change of Control Redemption”, and together with the Mandatory Call Redemption, a “Mandatory Redemption”) all, but not less than all, of the Preferred Shares at a price per Preferred Share in cash equal to the greater of (i) the product (x) the sum of the Conversion Amount being redeemed together with any accrued but unpaid Dividends per Preferred Share and (y) the quotient determined by dividing (A) the Closing Sale Price of the Common Stock immediately following the public announcement of such proposed Change of Control by (B) the Conversion Price and (ii) 115% of the sum of the Conversion Amount being redeemed together with any accrued but unpaid Dividends per Preferred Share (the “Mandatory Cash Change of Control Redemption Price”, and together with the Call Redemption Price, the “Mandatory Redemption Price”)

(i) Mechanics of Mandatory Redemption. At any time after the Call Date or upon a Cash Change of Control Event, the Company may redeem all of the outstanding Preferred Shares by delivering written notice thereof via facsimile and overnight courier (“Notice of Mandatory Redemption”) to the Holders, which Notice of Mandatory Redemption shall indicate the date of such redemption (the “Mandatory Redemption Date”) and the applicable Mandatory Redemption Price (the date of such Notice, the “Notice of Mandatory Redemption Date”). The Notice of Mandatory Redemption shall state (i) the Trading Day selected for the Mandatory Redemption in accordance with Section 9(b), which Trading Day shall be at least twenty (20) Business Days but not more than sixty (60) Business Days following the Notice of Mandatory Redemption Date (the “Mandatory Redemption Date”), (ii) the number of Preferred Shares of such Holder subject to the Mandatory Redemption, (ii) the aggregate Conversion Amount of the Preferred Shares subject to Mandatory Redemption from all of the holders of the Preferred Shares pursuant to this Section 9 and (iv) the number of shares of Common Stock to be issued to such Holder on the Mandatory Redemption Date.

(iii) Disputes; Miscellaneous. In the event of a dispute as to the determination of the arithmetic calculation of the Call Redemption Price, such dispute shall be resolved pursuant to Section 2(d)(iii) above with the term “Call Redemption Price” being substituted for the term “Conversion Rate”.

(c) Pro Rata Conversion and Redemption Requirements.

(i) If the Company elects to cause a conversion of any Conversion Amount of Preferred Shares pursuant to Section 9(a) or any redemption of Preferred Shares pursuant to Section 9(b), then it must simultaneously take the same action in the same proportion with respect to all Preferred Shares.

(ii) All Conversion Amounts converted by the Holder after the Mandatory Conversion Notice Date shall reduce the Conversion Amount required to be converted on the Mandatory Conversion Date. If the Company has elected a Mandatory Conversion, the mechanics of conversion set forth in Section 2(d) shall apply, to the extent applicable, as if the Company and the Transfer Agent had received from the Holder on the Mandatory Conversion Date a Conversion Notice with respect to the Conversion Amount being converted pursuant to the Mandatory Conversion.

(10) Liquidation, Dissolution, Winding-Up. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its shareholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of the capital shares of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the Conversion Amount; provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of other classes or series of preferred shares of the Company that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (the “Pari Passu Shares”), then each Holder and Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares. To the extent necessary, the Company shall cause such actions to be taken by any of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section. All the preferential amounts to be paid to the Holders under this Section shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of shares of other classes or series of preferred shares of the Company junior in rank to the Preferred Shares in connection with a Liquidation Event as to which this Section applies. The purchase or redemption by the Company of shares of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a Liquidation Event.

(11) Preferred Rank. All Common Stock shall be of junior rank to all Preferred Shares with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the Common Stock shall be subject to the preferences and relative rights of the Preferred Shares. Without the prior express written consent of the Required Holders, the Company shall not hereafter authorize or issue additional or other capital shares that is of senior or pari-passu rank to the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The Company shall be permitted to issue preferred shares that are junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company, provided that the maturity date (or any other date requiring redemption or repayment of such preferred shares) of any such junior preferred shares are not on or before the Maturity Date. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein (except that the Preferred Shares may be pari passu with, but not junior to, any capital shares of the successor entity) and no merger shall result inconsistent therewith.

(12) Participation. The Holders shall, as holders of Preferred Shares, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such Holders had converted the Preferred Shares into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

(13) Leverage Ratio Test. Beginning June 30, 2008, so long as any Preferred Shares remain outstanding, the Company shall not allow the Leverage Ratio to exceed 38.0x.

(14) Limitation on Number of Conversion Shares. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to issue any shares of Common Stock upon conversion of the Preferred Shares or exercise of the Warrants if the issuance of such Common Stock would exceed that number of shares of Common Stock which the Company may issue upon conversion of the Preferred Shares without breaching the Company’s obligations under the rules or regulations of the Principal Market (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (a) obtains the approval of its shareholders as required by the applicable rules of the Principal Market (or any successor rule or regulation) for issuances of Common Stock in excess of such amount, or (b) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Required Holders. Until such approval or written opinion is obtained, no purchaser of Preferred Shares pursuant to the Securities Purchase Agreement (the “Purchasers”) shall be issued, in the aggregate, upon conversion of Preferred Shares or exercise of the Warrants, shares of Common Stock in an amount greater than the product of (i) the Exchange Cap amount multiplied by (ii) a fraction, the numerator of which is the number of Preferred Shares issued to such Purchaser pursuant to the Securities Purchase Agreement on the Initial Issuance Date and the denominator of which is the aggregate amount of all the Preferred Shares issued to the Purchasers pursuant to the Securities Purchase Agreement on the Initial

Issuance Date (the “Exchange Cap Allocation”). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser’s Preferred Shares, the transferee shall be allocated a pro rata portion of such Purchaser’s Exchange Cap Allocation. In the event that any Holder shall convert all of such Holder’s Preferred Shares into a number of shares of Common Stock which, in the aggregate, is less than such Holder’s Exchange Cap Allocation, then the difference between such Holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such Holder shall be allocated to the respective Exchange Cap Allocations of the remaining Holders on a pro rata basis in proportion to the number of Preferred Shares then held by each such Holder.

(15) Vote to Change the Terms of or Issue Preferred Shares. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, without first obtaining the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, the Company shall not: (u) amend or repeal any provision of, or add any provision to, the Articles of Incorporation or bylaws, or file any certificate of designations or articles of amendment of any series of preferred shares, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Preferred Shares, regardless of whether any such action shall be by means of amendment to the Articles of Incorporation or by merger, consolidation or otherwise; (v) increase or decrease (other than by conversion) the authorized number of shares of the Preferred Shares; (w) create or authorize (by reclassification or otherwise) any new class or series of shares that has a preference over or is on a parity with the Preferred Shares with respect to dividends or the distribution of assets on the liquidation, dissolution or winding up of the Company; (x) purchase, repurchase or redeem any shares of Common Stock (other than pursuant to equity incentive agreements with employees giving the Company the right to repurchase shares upon the termination of services); (y) pay dividends or make any other distribution on the Common Stock; or (z) whether or not prohibited by the terms of the Preferred Shares, circumvent a right of the Preferred Shares.

(16) Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Share Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Share Certificate(s), the Company shall execute and deliver new Preferred Share Certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue Preferred Share Certificates if the Holder contemporaneously requests the Company to convert such Preferred Shares into shares of Common Stock.

(17) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(18) Construction. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Buyers and shall not be construed against any person as the drafter hereof.

(19) Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(20) Notice. Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement (provided that if the Preferred Shares are not held by a Buyer (as defined in the Securities Purchase Agreement) then substituting the words “holder of Securities” for the word “Buyer”).

(21) Transfer of Preferred Shares. A Holder may assign some or all of the Preferred Shares and the accompanying rights hereunder held by such Holder without the consent of the Company; provided that such assignment is in compliance with applicable securities laws.

(22) Preferred Share Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Preferred Shares, in which the Company shall record the name and address of the persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Preferred Share is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

(23) Shareholder Matters. Any shareholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the rules and regulations of the Principal Market, the Florida General Corporation Act, this Certificate of Designation or otherwise with respect to the issuance of the Preferred Shares or the Common Stock issuable upon conversion thereof or the issuance of any Warrants and the Common Stock issuable upon exercise thereof may be effected by written consent of the Company’s shareholders or at a duly called meeting of the Company’s shareholders, all in accordance with the applicable rules and regulations of the Principal Market and the Florida General Corporation Act. This provision is intended to comply with the applicable sections of the Florida General Corporation Act permitting shareholder action, approval and consent affected by written consent in lieu of a meeting.

(24) Involuntary Bankruptcy. So long as the CapitalSource Credit Agreements remains outstanding, no holder of Preferred Shares shall institute proceedings to have the Company adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company.

(25) Disclosure. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Certificate of Designations, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company so shall indicate to the Holders contemporaneously with delivery of such notice, and in the absence of any such indication, the Holders shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

(26) FORCED REDEMPTION EQUITY CONDITION WAIVER. Notwithstanding anything in this Certificate of Designations to the contrary, to the extent the Company desires to effect a Forced Redemption of a number of Preferred Shares (the “Forced Redemption Preferred Shares”) that would result in the Company failing to satisfy the Forced Redemption/Conversion Condition for any Holder, and the Company satisfies the following conditions, the Forced Redemption/Conversion Condition shall automatically be waived by such Holder solely with respect to such Forced Redemption:

(a) the Equity Conditions (other than the Forced Redemption/Conversion Condition) and any other conditions to such Forced Redemption set forth herein shall be satisfied as of each day throughout the period commencing on the Forced Redemption Notice Date and ending on the Forced Redemption Date; and

(b) if the applicable Forced Redemption Market Price exceeds the Conversion Price in effect as of the Forced Redemption Date, in addition to the applicable Forced Redemption Price payable to such Holder, the Company shall pay in cash to such Holder on such Forced Redemption Date, by wire transfer of immediately available funds in accordance with instructions of the Holder delivered to the Company on or prior to such Forced Redemption Date, a make-whole amount equal to the difference of (I) the product of (x) the number of Conversion Shares issuable upon conversion of the Forced Redemption Preferred Shares at the Conversion Price in effect as of the Forced Redemption Date (without regard to any limitations on conversion set forth herein) and (y) the Forced Redemption Market Price and (II) the product of (x) the number of Conversion Shares issuable upon conversion of the Forced Redemption Preferred Shares at the Conversion Price in effect as of the Forced Redemption Date (without regard to any limitations on conversion set forth herein) and (y) the Conversion Price in effect as of the Forced Redemption Date.

* * * * *

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Richard C. Rochon, its Acting Chief Executive Officer and President, as of the      day of                     , 2007

DEVCON INTERNATIONAL CORP.

By:
Name:
Title:

EXHIBIT I

DEVCON INTERNATIONAL CORP. CONVERSION NOTICE

Reference is made to the Certificate of Designations of Series A Convertible Preferred Shares of Devcon International Corp. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Shares, par value $0.10 per share (the “Preferred Shares”), of Devcon International Corp., a Florida corporation (the “Company”), indicated below into shares of Common Stock, par value $0.10 per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Share certificate no(s). of Preferred Shares to be converted:

Tax ID Number (If applicable):

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to:

Address:

Telephone Number:

Facsimile Number:

Authorization:

By:

Title:

Dated:

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

Installment Amounts to be reduced and amount of reduction:

[NOTE TO HOLDER — THIS FORM MUST BE SENT CONCURRENTLY TO TRANSFER AGENT]

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs Registrar and Transfer Company to issue the above-indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated March     , 2006 from the Company and acknowledged and agreed to by Registrar and Transfer Company.

DEVCON INTERNATIONAL CORP.

By:
Name:
Title: